===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Cox Communications, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

               [LETTERHEAD OF COX COMMUNICATIONS APPEARS HERE]


To the Stockholders of Cox Communications, Inc.

  You are invited to attend the Annual Meeting of Stockholders of Cox Communications, Inc. to be held at Corporate Headquarters, 1400 Lake Hearn Drive, NE, Atlanta, Georgia 30319, on Thursday, May 13, 1999, at 9:00 a.m., local time.

  The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement explain the matters to be voted on at the meeting.

  Please read the enclosed Notice and Proxy Statement so you will be informed about the business to come before the meeting. Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign and return the enclosed proxy card or take advantage of our new telephone or Internet voting system as soon as possible, even if you plan to attend the Annual Meeting. You may, of course, revoke your proxy by notice in writing to the Corporate Secretary or by using the telephone or Internet voting procedures at any time before the proxy is voted.

                                          Sincerely,

                                          /s/ James O. Robbins
                                          James O. Robbins
                                          President and Chief Executive
                                           Officer

Atlanta, Georgia
March 29, 1999

                           COX COMMUNICATIONS, INC.
                           1400 LAKE HEARN DRIVE, NE
                            ATLANTA, GEORGIA 30319
                                (404) 843-5000


                               ----------------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 13, 1999


                               ----------------


To the Stockholders of Cox Communications, Inc.

  The Annual Meeting of the holders of Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock of Cox Communications, Inc. will be held at Corporate Headquarters, 1400 Lake Hearn Drive, NE, Atlanta, Georgia on Thursday, May 13, 1999, at 9:00 a.m., local time, for the following purposes:

  1. To elect a Board of Directors of seven members to serve until the 2000 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

  2. To amend our Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock, Class C Common Stock and preferred stock;

  3. To effect a 2-for-1 stock split of the Class A Common Stock, the Class C Common Stock and the Series A Convertible Preferred Stock;

  4. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP, independent certified public accountants, as the independent auditors for the year ending December 31, 1999; and

  5. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed March 12, 1999 as the record date for the Annual Meeting with respect to this solicitation. Only holders of record of Cox's Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof as set forth in the Proxy Statement.

  Cox's summary Annual Report to stockholders and Form 10-K for the year ended December 31, 1998 are enclosed.

                                          By Order of the Board of Directors,


                                          /s/ Andrew A. Merdek
                                          Andrew A. Merdek
                                          Corporate Secretary

Atlanta, Georgia
March 29, 1999

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE OR USE OUR NEW TELEPHONE OR INTERNET VOTING SYSTEM AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED BY A STOCKHOLDER ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT.

                           COX COMMUNICATIONS, INC.
                           1400 LAKE HEARN DRIVE, NE
                            ATLANTA, GEORGIA 30319
                                (404) 843-5000

                               ----------------

                                PROXY STATEMENT

                      1999 Annual Meeting of Stockholders

                               ----------------

Solicitation of Proxies

  The Board of Directors of Cox Communications, Inc. is furnishing this Proxy Statement to solicit proxies for use at Cox's 1999 Annual Meeting of Stockholders, to be held on May 13, 1999, at 9:00 a.m., local time, at Corporate Headquarters, 1400 Lake Hearn Drive, NE, Atlanta, Georgia 30319, and at any adjournment of the meeting. Each valid proxy received in time will be voted at the meeting according to the choice specified, if any. A proxy may be revoked at any time before the proxy is voted as outlined below.

  This Proxy Statement and the enclosed proxy card are being first sent for delivery to Cox stockholders on or about March 29, 1999. Cox will pay the cost of solicitation of proxies, including the reimbursement to banks and brokers for reasonable expenses for sending proxy materials to their principals.

  The shares of Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock represented by valid proxies we receive in time for the Annual Meeting will be voted as specified in such proxies. Valid proxies include all properly executed written proxy cards and all properly completed proxies voted by telephone or the Internet pursuant to this solicitation and not later revoked. Voting your proxy by mail, telephone or the Internet will not limit your right to vote at the Annual Meeting if you later decide to attend in person. Executed but unvoted proxies will be voted:

    (1) FOR the election of the Board of Directors' nominees for directors;

    (2) FOR the increase in the authorized number of shares;

    (3) FOR the 2-for-1 stock split; and

    (4) FOR the ratification of the appointment of Deloitte & Touche LLP, independent certified public accountants, as Cox's independent auditors for the year ending December 31, 1999.

  If any other matters properly come before the Annual Meeting, the persons named on the proxies will, unless the stockholder otherwise specifies in the proxy, vote upon such matters in accordance with their best judgment.

Voting Securities

  Cox has three classes of outstanding voting securities:

  . Class A Common Stock, $1.00 par value per share;

  . Class C Common Stock, $1.00 par value per share; and

  . Series A Convertible Preferred Stock, $1.00 par value per share

  As of March 12, 1999, there were outstanding:

  . 263,737,025 shares of Class A Common Stock;

  . 13,798,896 shares of Class C Common Stock; and

  . 2,418,186 shares of Series A Convertible Preferred Stock.

  Only holders of record of shares of Class A Common Stock, Class C Common Stock or Series A Convertible Preferred Stock at the close of business on March 12, 1999, which the Board of Directors has fixed as the record date, are entitled to vote at the meeting.

  The Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock will vote together as a single class, with each share of Class A Common Stock and Series A Convertible Preferred Stock being entitled to one vote and each share of Class C Common Stock being entitled to ten votes. The presence in person or by proxy of holders of a majority of the issued and outstanding shares of Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock entitled to vote at the Annual Meeting will constitute a quorum. The affirmative vote of a majority of the voting power of the Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock, voting together as a single class, present at the Annual Meeting in person or by proxy, and entitled to vote, is required for the election of Directors, approval of the amendments to the Certificate of Incorporation to increase the authorized shares of each class of our capital stock and to effect a stock-split of the issued and outstanding shares of each such class, and the ratification of appointment of independent auditors. Additionally, an increase in the authorized number of shares of a class, as well as a split of any outstanding shares of a class, requires the affirmative vote of a majority of the outstanding shares of that class entitled to vote.

  In determining whether a proposal is approved, we will count shares that the stockholder does not vote "for" as a vote "against" the proposal. Thus, an abstention would have the effect of a vote against the applicable proposal. On the other hand, broker non-votes are not considered shares entitled to vote on the applicable proposal and are not included in determining whether such proposal is approved. A broker non-vote occurs when the nominee of a beneficial owner with the power to vote on at least one matter does not vote on another matter because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to such matter. Accordingly, broker non-votes have no effect on the outcome of a vote on the applicable proposal.

Voting by Proxy

  If a stockholder is a corporation or partnership, the accompanying proxy card must be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer's full title must be given and a certificate or other evidence of appointment must be furnished. If shares are owned jointly, each joint owner must sign the proxy card.

  Instructions for a stockholder of record to vote by telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

  Any proxy duly given pursuant to this solicitation may be revoked by the stockholder, at any time prior to the voting of the proxy, by written notice to the Secretary of Cox, by a later-dated proxy either signed and returned by mail or by using the telephone or Internet voting procedures, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

  As of March 12, 1999, Cox Enterprises, Inc., a Delaware corporation ("CEI"), through wholly-owned subsidiaries, held approximately 81.1% of the combined voting power of the Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock. Accordingly, CEI will have sufficient voting power to elect all members of the Board of Directors, to approve the amendments to the Certificate of Incorporation (except for the increase in the authorized number of shares of preferred stock and the split of the Series A Convertible Preferred Stock), to ratify the appointment of independent auditors and to control substantially all other actions that may come before the Annual Meeting.

                             ELECTION OF DIRECTORS
                               (Proposal No. 1)

  At the meeting, seven directors are to be elected to hold office until the 2000 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. Six of the nominees currently are directors. There is one new nominee for director.

  The six directors nominated for re-election at the 1999 Annual Meeting of Stockholders are: James C. Kennedy; Janet Morrison Clarke; David E. Easterly; Robert F. Erburu; James O. Robbins; and Andrew J. Young. The new nominee for director is Robert C. O'Leary. The persons named as proxies intend (unless authority is withheld) to vote for the election of all of the nominees as directors.

  The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the nominees are unable or unwilling to serve as a director of Cox, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

  The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

  James C. Kennedy, 51, has served as Chairman of the Board of Directors and Chief Executive Officer of CEI since January 1988, and prior to that time was CEI's President and Chief Operating Officer. Mr. Kennedy was elected the Chairman of the Board of Directors of Cox in May 1994. Mr. Kennedy joined CEI in 1972, and initially worked with CEI's Atlanta Newspapers. Mr. Kennedy is a director of Cox Radio, Inc., a publicly traded, indirect majority-owned subsidiary of CEI, National Service Industries, Inc., Flagler Systems, Inc. and an advisory director of Chase Bank of Texas, N.A. Mr. Kennedy holds a B.A. from the University of Denver.

  James O. Robbins, 56, has served as President of Cox since September 1985, and as President and Chief Executive Officer of Cox since May 1994. Mr. Robbins was elected a director of Cox in May 1994. Mr. Robbins is a member of the Executive Committee of the National Cable Television Association. Mr. Robbins holds a B.A. from the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Robbins serves as a director of NCR Corporation.

  Janet Morrison Clarke, 46, has served as a director of Cox since March 1995. Ms. Clarke is the Managing Director-Global Database Marketing of Citibank. Prior to joining Citibank in June, 1997, Ms. Clarke was Senior Vice President of Information Technology Sector of R.R. Donnelley & Sons Company, which she joined in 1978 as a Sales Representative. She also served as Manager, National Accounts; Vice President and Director of the OEM Sales Division; and Senior Vice President of Manufacturing for R.R. Donnelley and as Director of 77 Capital Corporation, R.R. Donnelley's venture capital fund. Ms. Clarke is a Charter Trustee of Princeton University. Ms. Clarke earned a bachelor's degree from Princeton University and completed the Advanced Management Program at the Harvard Business School.

  David E. Easterly, 56, has served as President and Chief Operating Officer of CEI since October 1994 and was President of Cox Newspapers, Inc., a subsidiary of CEI, from May 1986 through October 1994. Mr. Easterly was elected a director of Cox in May 1994. Mr. Easterly joined CEI in 1970 at the Dayton Daily News, transferring to Atlanta in 1981 as Vice President of Operations for Cox Newspapers. He was named Publisher of The Atlanta Journal/Constitution in April 1984. Mr. Easterly is a member of the Board of Directors of the Associated Press and of Mutual Insurance Company, Ltd. Mr. Easterly also serves as a director of CEI and of Cox Radio. Mr. Easterly holds a B.A. from Austin College.

  Robert F. Erburu, 68, has served as a director of Cox since March 1995. Mr. Erburu is Chairman of the Board (Retired) of Times Mirror, having served as Chairman of the Board from 1986 to December 31, 1995. From 1981 through May 1, 1995, Mr. Erburu served as Chief Executive Officer of Times Mirror. Mr. Erburu graduated from the University of Southern California with a B.A. degree in Journalism and holds a J.D. degree from Harvard Law School. He is also a director of Marsh & McLennan Companies, Inc. Mr. Erburu is Chairman of the Board of Trustees of the Huntington Library, Art Collections and Botanical Gardens and of the J. Paul Getty Trust. He is a director of the National Gallery of Art, as well as trustee of The Ahmanson Foundation, and several other charitable foundations. In addition, he is a member of the Business Council.

  Robert C. O'Leary, 60, has served as Senior Vice President and Chief Financial Officer of CEI since August 1996. He joined Cox in 1982 as Vice President of Finance and later that year was promoted to Senior Vice President of Finance. He was promoted to Senior Vice President of Finance and Administration in 1986, and to Senior Vice President of Operations, Western Group, in 1989. Prior to joining Cox, Mr. O'Leary was employed by the General Electric Company. Mr. O'Leary is a member of the Board of Directors of CEI and the Georgia Chapter of the National Multiple Sclerosis Society. Mr. O'Leary holds a B.A. and an M.B.A. from Boston College.

  Andrew J. Young, 66, has served as a director since March 1995. Mr. Young has served as Chairman of Good Works International L.L.P. since 1998, was Co-Chairman from January 1997 to 1998, was Vice Chairman of Law Companies Group, Inc., an engineering and environmental consulting company from February 1993 to January 1997 and was Chairman of one of its subsidiaries, Law International, Inc., from 1989 to February 1993. From 1981 to 1989, Mr. Young was Mayor of Atlanta, Georgia, and prior thereto served as U.S. Ambassador to the United Nations under President Jimmy Carter and as a member of the U.S. House of Representatives. Mr. Young was Co-Chairman of the Atlanta Committee for the Olympic Games for the 1996 Summer Olympics. Mr. Young is a member of the Boards of Directors of Archer-Daniels-Midland Company, Delta Airlines, Thomas Nelson Publishing Company and Host Marriott Corporation. Mr. Young holds degrees from Howard University and Hartford Theological Seminary.

Security Ownership of Certain Beneficial Owners

  The following table provides information, as of March 12, 1999, with respect to the shares of Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock beneficially owned by each person known by Cox to own more than 5% of any class of the outstanding voting securities of Cox.

                                                                   Series A             Percent of
                           Class A             Class C            Convertible          Vote of All
        Name of            Common    Percent    Common   Percent   Preferred  Percent   Classes of
    Beneficial Owner        Stock    of Class   Stock    of Class    Stock    of Class Voting Stock
    ----------------     ----------- -------- ---------- -------- ----------- -------- ------------
Cox Enterprises,
 Inc. (a) (b) (c)....... 189,595,588   71.9%  13,798,896  100.0%         -0-     -0-      81.1%
G.C. Investments (d)....   5,576,619    2.1%         -0-    -0-    2,379,321    98.4%      2.0%

--------
(a) The business address for CEI is 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319.
(b) Of the shares of common stock of Cox that are beneficially owned by CEI, 177,105,323 shares of Class A Common Stock and 12,848,235 shares of Class C Common Stock are held of record by Cox Holdings, Inc. The remaining 12,490,265 shares of Class A Common Stock and 950,661 shares of Class C Common Stock beneficially owned by CEI are held of record by Cox DNS, Inc. All of the outstanding capital stock of Cox Holdings, Inc. is beneficially owned by CEI. All of the outstanding capital stock of Cox DNS, Inc. is beneficially owned by Cox Investment Company, Inc., and all of the outstanding capital stock of Cox Investment Company, Inc. is beneficially owned by CEI. The beneficial ownership of the outstanding capital stock of CEI is described in footnote (c) below.
(c) There are 202,269,423 shares of common stock of CEI outstanding, with respect to which (i) Barbara Cox Anthony, as trustee of the Anne Cox Chambers Atlanta Trust, exercises beneficial ownership over 58,316,422 shares (28.8%), (ii) Anne Cox Chambers, as trustee of the Barbara Cox Anthony Atlanta Trust, exercises beneficial ownership over 58,316,422 shares (28.8%), (iii) Barbara Cox Anthony, Anne Cox

    Chambers and Richard L. Braunstein, as trustees of the Dayton Cox Trust A, exercise beneficial ownership over 82,745,685 shares (40.9%), and (iv) 235 individuals and trusts exercise beneficial ownership over the remaining 2,890,894 shares (1.4%). Thus, Barbara Cox Anthony and Anne Cox Chambers, who are sisters, together exercise sole or shared beneficial ownership over 199,378,529 shares (98.6%) of the common stock of CEI. In addition, Garner Anthony, the husband of Barbara Cox Anthony, holds beneficially and of record 14,578 shares of the common stock of CEI. Barbara Cox Anthony disclaims beneficial ownership of such shares. Barbara Cox Anthony and Anne Cox Chambers are the mother and aunt, respectively, of James C. Kennedy, the Chairman of the Board of Directors and Chief Executive Officer of CEI and the Chairman of the Board of Directors of Cox.
(d) The business address of G.C. Investments is 901 North Green Valley
    Parkway, Henderson, Nevada 89014.

Security Ownership of Management

  "Beneficial ownership" of the Class A Common Stock of Cox and the common stock of CEI by Cox's directors, nominees and the Named Executive Officers, and by all directors, nominees and executive officers as a group at March 12, 1999 is shown in the following table. None of such persons, individually or in the aggregate, owns 1% or more of the common stock of Cox or CEI.

                                    Number of Shares of
                                    Cox Class A Common  Number of Shares of CEI
   Name of Beneficial Owner             Stock Owned       Common Stock Owned
   ------------------------         ------------------- -----------------------
   Margaret A. Bellville...........         58,000(a)                 0
   Ajit M. Dalvi...................         27,242                7,299
   John R. Dillon..................          1,502               33,877
   David E. Easterly...............          2,000              135,323
   Jimmy W. Hayes..................        107,600(b)             4,415
   James C. Kennedy................         34,200                    0(c)
   James O. Robbins................        673,367(d)            30,404
   David M. Woodrow................        130,116(e)             3,108
   Janet Morrison Clarke...........          2,735                    0
   Robert F. Erburu................        167,906                    0
   Robert C. O'Leary...............          9,088                9,676
   Andrew J. Young.................          4,735                    0
   All directors and executive
    officers as a group (18
    persons, including those named
    above).........................      1,502,740(f)           234,453

--------
(a) Includes 58,000 shares subject to stock options that are exercisable within 60 days.
(b) Includes 97,597 shares subject to stock options that are exercisable within 60 days.
(c) Mr. Kennedy owns of record no shares of the common stock of CEI. Sarah K. Kennedy, Mr. Kennedy's wife and trustee of the Kennedy Trusts, exercises beneficial ownership over an aggregate of 7,380 shares of the common stock of CEI. In addition, as described above, Barbara Cox Anthony and Anne Cox Chambers, the mother and aunt, respectively, of Mr. Kennedy, together exercise sole or shared beneficial ownership over 199,378,529 shares of the common stock of CEI. Also, Mr. Kennedy's children are the beneficiaries of a trust, of which R. Dale Hughes is the sole trustee, that beneficially owns 5,385 shares. Mr. Kennedy disclaims beneficial ownership of all such shares.
(d) Includes 551,753 shares subject to stock options that are exercisable within 60 days.
(e) Includes 107,640 shares subject to stock options that are exercisable within 60 days.
(f) Includes 1,075,974 shares subject to stock options that are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires Cox's executive officers and directors, and persons who own more than 10% of the Class A Common Stock to file reports of ownership and changes in ownership of the Class A Common Stock with the SEC and the New York Stock Exchange. Based solely on a review of copies of such reports and written representations from the reporting persons, Cox believes that from January 1998 through the date of this Proxy Statement its executive officers, directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act.

Board of Directors and Committees

  The Board of Directors had four regular meetings in 1998. During 1998, the Executive Committee did not meet, but it approved actions by unanimous written consent ten times. The current members of the Executive Committee are Messrs. Kennedy (Chair), Easterly, Erburu and Robbins.

  The Board of Directors also has an Audit Committee and a Compensation Committee. The Audit Committee:

  . approves the selection of the independent auditors for Cox;

  . reviews the scope and results of the annual audit;

  . approves the services to be performed by the independent auditors;

  . reviews the independence of the auditors;

  . reviews the adequacy of the system of internal accounting controls;

  . reviews the scope and results of internal auditing procedures;

  . reviews the activities of Cox's Risk Committee, a Board-created committee composed of senior financial managers which oversees financial risk management; and

  . reviews related party transactions.

  The Audit Committee met three times in 1998. The current members of the Audit Committee are Ms. Clarke (Chair), Mr. Erburu and Mr. Young.

  The Compensation Committee:

  . adopts and oversees the administration of compensation plans for executive officers and senior management of Cox;

  . determines awards granted to executive officers under such plans;

  . approves the Chief Executive Officer's compensation; and

  . reviews the reasonableness of such compensation.

  The Compensation Committee met once in 1998 and approved one action by unanimous written consent. The current members of the Compensation Committee are Mr. Erburu (Chair), Ms. Clarke and Mr. Young.

  During 1998, each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees on which such director served, except Mr. Young.

Compensation of Directors

  The directors who are not affiliates of Cox, Janet Morrison Clarke, Robert
F. Erburu and Andrew J. Young, are reimbursed for expenses and paid an annual fee of $30,000 and a meeting fee of $1,000 for every board meeting and committee meeting attended. The annual fee is paid as follows:

  . One-half in shares of Class A Common Stock pursuant to the Cox
    Communications, Inc. Restricted Stock Plan for Non-Employee Directors;
    plus

  . One-half in cash.

  The Class A Common Stock issued under the Directors' Restricted Stock Plan is subject to certain restrictions and forfeitures prior to the expiration of the period ending five years after the date of the grant of the award or, if earlier, the date of death or disability in certain circumstances. The maximum number of shares of Class A Common Stock that may be granted pursuant to restricted stock awards under the Directors' Restricted Stock Plan is 50,000.

  The directors of Cox who are affiliates of Cox do not receive any compensation for serving on the Board of Directors.

Executive Officers

  The executive officers of Cox who are not directors are set forth below. Executive officers of Cox are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

  Margaret A. Bellville, 45, has served as Senior Vice President, Operations since January 1999. Ms. Bellville joined Cox as Vice President, Operations in August 1995. Prior to joining Cox, Ms. Bellville served as Senior Vice President of Century Communications from 1993 to 1995 and as Vice President of Contel Cellular from 1986 to 1993. Ms. Bellville holds a B.A. from the State University of New York at Binghamton.

  Alex B. Best, 58, has served as Senior Vice President, Engineering since January 1989. Mr. Best joined Cox as Vice President, Engineering in April 1986, following 20 years with Scientific-Atlanta's cable television business. Mr. Best holds a B.S.E.E. and an M.S.E.E. from the Georgia Institute of Technology.

  Ajit M. Dalvi, 56, has served as Senior Vice President, Programming and Strategy since October 1996. Prior to that he served as Senior Vice President, Marketing and Programming since April 1987. Mr. Dalvi joined Cox in February 1982 as Director, Marketing, and later served as Vice President, Marketing Planning and Development and Vice President, Marketing and Programming. Prior to joining Cox, Mr. Dalvi held a series of marketing positions with Coca-Cola USA. Mr. Dalvi holds a B.A. from Bombay University and an M.B.A. from the Indian Institute of Management, an affiliate of Harvard Business School. Mr. Dalvi has announced his intention to retire. See "Severance Arrangement with Ajit M. Dalvi" below.

  Jimmy W. Hayes, 46, has served as Senior Vice President, Finance and Administration and Chief Financial Officer of Cox since January 1999. Mr. Hayes joined CEI in 1980 as Accounting Manager, was promoted to Assistant Controller in May 1981, and Controller in January 1982. Mr. Hayes was named Vice President, Finance of Cox in September 1989, and Senior Vice President, Finance and Chief Financial Officer in January 1992. Mr. Hayes holds a B.A. and an M.A.C.C. from the University of Georgia.

  David M. Woodrow, 53, has served as Senior Vice President, New Business Development since August 1998. Mr. Woodrow joined Cox in 1982 as Director, Business Development, and was promoted to Western Regional Manager in July 1984, to Vice President and General Manager of Cox Cable Santa Barbara, Inc. in September 1985, Senior Vice President, Operations in August 1989, and Senior Vice President, Broadband Services in April 1994. Mr. Woodrow serves on the Board of Directors of At Home Corporation. Mr. Woodrow holds a B.S. and an M.S. from Purdue University, and an M.B.A. from the University of Connecticut.

  Dallas S. Clement, 33, has served as Vice President and Treasurer since January 1999. Mr. Clement joined Cox in 1990 as a Policy Analyst and was promoted to Manager of Investment Planning in January 1993, Director of Finance in August 1994, and Treasurer in December 1996. From April, 1995 to December 1996, Mr. Clement served as Assistant Treasurer for CEI and Cox. Prior to joining Cox, Mr. Clement held analyst positions with Merrill Lynch and the Program on Information Resources Policy. Mr. Clement holds an A.B. from Harvard University and a M.S. from Stanford University.

  John M. Dyer, 45, has served as Vice President, Accounting and Financial Planning since April 1997. Mr. Dyer joined CEI in 1977 as an internal auditor and moved to Cox Cable Communications, Inc. in 1980 as a financial analyst, later serving as Manager of Capital Asset Planning, and Director of Operations before being recruited by Times Mirror Cable as a Regional Vice President of Operations, later serving as Vice President of Operations. Mr. Dyer rejoined Cox as Vice President of Financial Planning and Analysis when Cox acquired Times Mirror in 1995. Mr. Dyer holds a B.B.A. in accounting from West Georgia College, and an M.B.A. from Georgia State University.

  James A. Hatcher, 47, Vice President, Legal and Regulatory Affairs since January 1995, was named Vice President and General Counsel of Cox in 1992. He joined Cox in 1979 and held various positions, including Secretary and General Counsel for Cox and CEI prior to 1992. Mr. Hatcher holds a B.A. from Furman University and a J.D. from the South Carolina School of Law.

  Jayson R. Juraska, 50, has served as Vice President, Operations since January 1997. He joined Cox in 1983 as Corporate Business Manager, Development Division and subsequently served as Director of Finance and Administration for Cox's Eastern Division and Vice President and General Manager for the Company's Greater Hartford system before becoming Vice President and General Manager for New England operations in 1995. Mr. Juraska holds a B.A. from the University of Pennsylvania and an M.B.A. from the Wharton School of Business.

  Claus F. Kroeger, 47, has served as Vice President, Operations since October 1994. Mr. Kroeger joined Cox in 1976 as a manager trainee. He has held various positions in the field and served as Director of Operations and Director of Business Development of Cox. From 1990 to 1994, he served as Vice President and General Manager of Cox Cable Middle Georgia. Mr. Kroeger holds a B.A. from the University of Alabama and an M.S. in telecommunications from the University of Colorado.

Executive Compensation

  The following table sets forth certain information for the years ended December 31, 1996, 1997, and 1998, concerning the cash and non-cash compensation earned by or awarded to the Chief Executive Officer and the four most highly compensated executive officers of Cox whose combined salary and bonus exceeded $100,000 in such periods who were executive officers as of December 31, 1998 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                       Long-term Compensation
                                                   -------------------------------
                                                          Awards           Payouts
                                                   ----------------------- -------
                          Annual Compensation      Restricted   Securities
  Name and Principal     ----------------------      Stock      Underlying  LTIP       All Other
       Position          Year  Salary   Bonus      Awards(a)     Options   Payouts  Compensation(b)
  ------------------     ---- -------- --------    ----------   ---------- -------  ---------------
James O. Robbins.......  1998 $725,000 $    -- (c)  $500,000(c)   78,753     --         $6,000
 President and Chief     1997  642,000      -- (d)   353,100(d)  103,000     --          6,000
 Executive Officer       1996  600,000      -- (e)   346,744(e)  170,000     --          6,000

Ajit M. Dalvi..........  1998 $340,000 $104,200          --       15,000     -- (f)     $6,000
 Senior Vice President,  1997  325,000   95,000     $500,000(f)   21,000     --          6,000
 Programming and
  Strategy               1996  295,000  110,580      121,804(g)   19,000     --          6,000

Jimmy W. Hayes.........  1998 $320,000 $152,000     $ 67,313(h)   17,000     --         $6,000
 Senior Vice President,  1997  290,000  115,000          --       21,000     --          6,000
 Finance and Chief       1996  270,000  100,510          --       18,000     --          6,000
 Financial Officer

Margaret A. Bellville..  1998 $310,000 $107,000          --       15,000     --         $6,000
 Vice President          1997  265,000   90,000          --       20,000     --          6,000
 Operations              1996  210,000   75,415          --       15,000     --          6,000

David M. Woodrow.......  1998 $280,000 $ 48,000(i)  $222,131(i)   15,000                $6,000
 Senior Vice President,  1997  260,000   47,500(j)   172,538(j)   19,000     --          6,000
 New Business
  Development            1996  245,000   86,485          --       17,500     --          6,000

--------
(a) The following table shows the aggregate number of restricted shares held by each Named Executive Officer and the aggregate value of such restricted shares, based on the closing price of Class A Common Stock as of December 31, 1998 ($69.1250 per share).

                                                             Number    Value at
    Name                                                    of Shares  12/31/98
    ----                                                    --------- ----------
   Mr. Robbins.............................................  31,574   $2,182,553
   Mr. Dalvi...............................................  26,496    1,831,536
   Mr. Hayes...............................................   1,000       69,125
   Ms. Bellville...........................................     --           --
   Mr. Woodrow.............................................   7,600      525,350

(b) Reflects amounts contributed pursuant to the Cox Communications, Inc. Savings and Investment Plan (the "401(k) Plan") and amounts credited under the Cox Communications, Inc. Executive Savings Plus Restoration Plan (the "Restoration Plan").
(c) Mr. Robbins was awarded a bonus for 1998 of $500,000 under the Annual Incentive Plan, which was paid in the form of 6,379 restricted shares of Class A Common Stock. These shares of restricted stock vest on January 1, 2004, provided Mr. Robbins remains employed by Cox as of such date.
(d) Mr. Robbins was awarded a bonus for 1997 of $353,100 under the Annual Incentive Plan, which was paid in the form of a restricted stock award. These shares of restricted stock vest five years from the date of grant, provided Mr. Robbins remains employed by Cox as of such date.
(e) Mr. Robbins elected to forgo his 1996 bonus in exchange for an award of 15,584 shares of restricted stock made on January 1, 1997. The value of this award shown above is based on the closing price of Class A Common Stock on the trading date next following the date of grant, or $22.25 per share. These shares of restricted stock vest on January 1, 2002, provided Mr. Robbins remains employed by Cox as of such date.
(f) Represents 13,675 shares of restricted stock awarded to Mr. Dalvi on December 16, 1997 as the partial payout of long term incentives awarded to him in 1993 in connection with Cox's investment in Discovery Communications, Inc. The value of this restricted stock award shown above is based on the closing price of Class A Common Stock on the date of grant, or $36.562 per share.
(g) Mr. Dalvi received an award of 12,821 shares of restricted stock on January 1, 1996 in exchange for his agreement with Cox to cancel Cox's obligation to pay him $250,000 of deferred compensation, 50% of which was vested, pursuant to the Executive Incentive Agreement, dated as of January 2, 1991, between Mr. Dalvi and CEI. The value of this award indicated is net of the consideration paid by Mr. Dalvi in the form of this foregone vested deferred compensation. Without taking into account Mr. Dalvi's consideration for the restricted stock award, the value of the award as of the date of grant was $246,804, which is based on the closing price of the Class A Common Stock on the trading day next following the date of grant, or $19.25 per share.
(h) Represents 1,000 shares of restricted stock awarded to Mr. Hayes. The aggregate value of the award is based on the closing price of the Class A Common Stock on the trading date following the date of grant, or $67.3125 per share. These shares of restricted stock vest on January 1, 2004, provided Mr. Hayes remains employed by Cox through such date.
(i) Represents 800 shares of restricted stock awarded to Mr. Woodrow as part of his annual bonus for 1998 and an additional 2,500 shares of restricted stock awarded to Mr. Woodrow as a special bonus for 1998 to reward his efforts in connection with Cox's investment in Teleport Communications Group, Inc. The aggregate value of these awards is based on the closing price of the Class A Common Stock on the trading date following the date of the grant, or $67.3125 per share. These shares of restricted stock vest on January 1, 2004, provided Mr. Woodrow remains employed by Cox through such date.
(j) Represents 1,300 shares of restricted stock awarded to Mr. Woodrow on January 1, 1998 as part of his annual bonus for 1997 and an additional 3,000 shares of restricted stock awarded to Mr. Woodrow as a special bonus for 1997 to reward his efforts in connection with Cox's investment in At Home Corporation. The aggregate value of these awards shown above is based on the closing price of Class A Common Stock on the trading date following the date of grant, or $40.125 per share. These shares of restricted stock vest on January 1, 2003, provided he remains employed by Cox as of such date.

 Long-Term Incentives

  In general, Cox provides long-term incentives to Named Executive Officers through awards under the Cox Communications, Inc. Long-Term Incentive Plan (the "LTIP"). The LTIP provides for various forms of equity-based incentive compensation with respect to the Class A Common Stock, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock and awards consisting of combinations of such incentives. The Compensation Committee administers the LTIP and has the discretion to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of each award. The Compensation Committee has delegated to a management committee the administration of grants to eligible individuals who are not "insiders" for purposes of reporting obligations under Section 16 of the Exchange Act. See "Security Ownership of Management."

  The following table discloses for the five Named Executive Officers information regarding options granted under the LTIP during the fiscal year ended December 31, 1998:

                             OPTION GRANTS IN 1998

                                                                   Potential Realizable
                                    Percent of                       Value at Assumed
                         Number of    Total                        Annual Rates of Stock
                         Securities  Options   Exercise             Price Appreciation
                         Underlying Granted to  Price               for Option Term(b)
                          Options   Employees    Per    Expiration ---------------------
Name                     Granted(a)  in 1998    Share      Date        5%        10%
----                     ---------- ---------- -------- ---------- ---------- ----------
James O. Robbins........   78,753     14.20%   $39.2188  1/1/2008  $1,942,403 $4,922,430
Ajit M. Dalvi...........   15,000      2.70     39.2188  1/1/2008     369,967    937,570
Jimmy W. Hayes..........   17,000      3.07     39.2188  1/1/2008     419,296  1,062,579
Margaret A. Bellville...   15,000      2.70     39.2188  1/1/2008     369,967    937,570
David M. Woodrow........   15,000      2.70     39.2188  1/1/2008     369,570    937,570

--------
(a) Stock options become exercisable over a five year period, with 60% becoming exercisable three years from the date of grant and an additional 20% becoming exercisable each year thereafter. In addition, all options become immediately and fully exercisable if, no sooner than six months after the date of grant of the options, the stock price achieves, and maintains for a period of 10 consecutive trading days, a level equal to or greater than 140% of the option exercise price. Cox's stock price achieved the 140% target in 1998 and therefore, all such options are now fully vested.
(b) The dollar amount under the columns are the 5% and 10% rates of appreciation prescribed by the SEC. The 5% and 10% rates of appreciation would result in per share prices of $63.883 and $101.723, respectively. Cox expresses no opinion regarding whether this level of appreciation will be realized and expressly disclaims any representation to that effect.

  The following table sets forth information related to the number and value of options held at December 31, 1998 by the Named Executive Officers:

                          1998 YEAR-END OPTION VALUES

                                                      Number of Securities             Value of Unexercised
                                                     Underlying Unexercised          In-The-Money Options at
                           Shares                 Options at December 31, 1998          December 31, 1998
                         Acquired on   Value    ----------------------------------  ----------------------------
Name                      Exercise    Realized     Exercisable      Unexercisable   Exercisable(a) Unexercisable
----                     ----------- ---------- ----------------   ---------------  -------------  -------------
James O. Robbins........   83,269    $2,271,139      $551,753             $0         $25,766,578         $0
Ajit M. Dalvi...........   74,010     2,813,046        55,000              0           2,340,656          0
Jimmy W. Hayes..........   25,000     1,075,625        97,597              0           4,521,564          0
Margaret A. Bellville...    5,000       135,380        58,000              0           2,490,910          0
David M. Woodrow........   10,000       392,210       107,640              0           5,103,075          0

--------
(a) The exercisable value represents the value of the exercisable shares times the difference between the closing price on the last trading day of 1998 ($69.125 per share) and the exercise price of the 1995 options ($16.975 per share, with the exception of Ms. Bellville's, which were granted on her hire date of August 21, 1995 with an exercise price of $20.4370 per share) the 1996 options ($20.9375 per share), the 1997 options ($22.625 per share) and the 1998 options ($39.2188 per share).

Retirement Plans

  Cox Communications, Inc. Pension Plan. The Cox Communications, Inc. Pension Plan is a tax-qualified defined benefit pension plan. The Pension Plan covers all eligible employees of Cox and any of its affiliates who have adopted the Pension Plan (including the Named Executive Officers). The Pension Plan is funded through a tax-exempt trust, into which contributions are made as necessary based on an actuarial funding analysis.

  The Pension Plan provides for the payment of benefits upon retirement, early retirement, death, disability and termination of employment. Participants become vested in their benefits under the Pension Plan after completing five years of vesting service. The Pension Plan benefit is determined under a formula based on a participant's compensation and years of benefit accrual service. Participants may elect from several optional forms of benefit distribution, although special rules restrict the choices of married participants without spousal consent.

  Cox Executive Supplemental Plan. The Cox Executive Supplemental Plan is a non-qualified defined benefit pension plan providing supplemental retirement benefits to certain CEI management employees and those of certain of its affiliates (including the Named Executive Officers). The Executive Supplemental Plan is administered by the Management Committee of CEI whose members are appointed by the CEI Board of Directors. The Management Committee of CEI designates management employees to participate in the Executive Supplemental Plan.

  The Executive Supplemental Plan monthly benefit formula, payable at normal retirement, is 2.5% of a participant's average compensation, as calculated in the Executive Supplemental Plan, multiplied by the participant's years of benefit accrual service credited under the Executive Supplemental Plan. The normal retirement benefit will not exceed 50% of a participant's average compensation at retirement. Benefits payable with respect to early retirement are reduced to reflect an earlier commencement date. Special disability, termination of employment and death benefits also are provided. All benefits payable under the Executive Supplemental Plan are reduced by benefits payable to the participant under the Pension Plan. Participants may elect among several forms of benefit distributions. The Executive Supplemental Plan is not funded currently by CEI. All payments of benefits are made from the general funds of CEI.

  The following table provides estimates of annual retirement income benefits payable to certain executives under the Pension Plan and the Executive Supplemental Plan:

              PENSION PLAN AND EXECUTIVE SUPPLEMENTAL PLAN TABLE

                                              Years of Service
          Final Average          --------------------------------------------------
      Compensation (5 years)        5           10           15        20 or more
      ----------------------     -------     --------     --------     ----------
        $150,000                 $18,750     $ 37,500     $ 56,250      $ 75,000
         250,000                  31,235       62,500       93,750       125,000
         350,000                  43,750       87,500      131,250       175,000
         450,000                  56,250      112,500      168,750       225,000
         550,000                  68,750      137,500      206,250       275,000
         650,000                  81,250      162,500      243,750       352,000
         750,000                  93,750      187,500      281,250       375,000

  The Named Executive Officers (other than Mr. Dalvi) have been credited with the following years of service: Mr. Robbins, 15 years; Mr. Hayes, 18 years; Mr. Woodrow, 16 years; and Ms. Bellville, 3 years. The

Pension Plan and the Executive Supplemental Plan define "compensation" generally to include all remuneration to an employee for services rendered, including base pay, bonuses, special forms of pay and certain employee deferrals. Certain forms of additional compensation, including severance, moving expenses, extraordinary bonuses, long-term incentive compensation and contributions to employee benefit plans, are excluded from the definition of compensation. The Pension Plan credits compensation only up to the limit of covered compensation under Section 401(a)(17) of the Internal Revenue Code; the Executive Supplemental Plan does not impose this limit on covered compensation. The definition of "covered compensation" under the Pension Plan and the Executive Supplemental Plan, in the aggregate, is not substantially different from the amount reflected in the Annual Compensation column of the Summary Compensation Table set forth above. The estimates of annual retirement benefits reflected in such table are based on payment in the form of a straight-life annuity and are determined after offsetting benefits payable from Social Security as provided under the terms of the Pension Plan and the Executive Supplemental Plan.

Severance Arrangement with Ajit M. Dalvi

  Ajit M. Dalvi has indicated that he will resign his position as Senior Vice President, Programming and Strategy; Mr. Dalvi will continue as a consultant to Cox. Cox and Mr. Dalvi are negotiating a severance arrangement and a consulting agreement. As part of this arrangement, Cox expects that Mr. Dalvi will receive a one-time payment and an annual retirement benefit payable in the form of a single life annuity and offset by amounts payable to him under other Cox retirement plans. In addition, Mr. Dalvi's restricted Class A Common Stock shall become 100% vested approximately one year following the termination of Mr. Dalvi's services as a consultant. Similarly, Mr. Dalvi had previously been granted certain performance incentives based on Cox's investment in Discovery Communications, Inc. Cox expects these incentives, represented by a phantom equity interest and two appreciation rights awards, shall continue to be held for further potential appreciation until approximately one year following the termination of Mr. Dalvi's services as a consultant. For a more detailed description of Mr. Dalvi's awards of phantom equity interests and appreciation rights in Discovery, refer to the disclosure under "Reward and Incentive Program for Ajit Dalvi" in our 1998 Annual Meeting Proxy Statement. Additionally, Cox expects that the shares of CEI common stock that Mr. Dalvi owns, at the election of CEI, will either be redeemed by CEI for cash or exchanged for a note payable from CEI. Mr. Dalvi has agreed to continue to advise Cox as a consultant and will receive an annual fee for such services. Cox also expects Mr. Dalvi to agree not to compete with Cox for a period of three years and to maintain the confidentiality of all information entrusted to him while an employee or consultant.

Performance Graph

  The following graph compares, for the period beginning on February 1, 1995, the date Cox's Class A Common Stock first became publicly traded on the New York Stock Exchange, and ending on December 31, 1998, the cumulative total return of the Class A Common Stock to the cumulative total returns on Standard & Poor's 500 Stock Index and Standard & Poor's Broadcast Media Index. The comparison assumes $100 was invested on February 1, 1995 in the Class A Common Stock and in each of the foregoing indices and that all dividends were reinvested.


                        [PERFORMANCE GRAPH APPEARS HERE]

                                            FISCAL YEAR ENDING
                       -------------------------------------------------------
COMPANY                2/1/95   12/31/96  6/30/97  12/31/97  6/30/98  12/31/98
-------                -------  --------  -------  --------  -------  --------
Cox Communications,
 Inc.
(Class A Common Stock) $100.00  $ 94.59   $138.51  $217.55   $233.77  $228.37

S&P 500 Index          $100.00  $108.57   $130.95  $144.80   $170.45  $186.18

S&P Broadcast Media
 Index                 $100.00  $ 84.16   $140.43  $194.68   $256.65  $257.04

 Compensation Committee Interlocks and Insider Participation

  The Compensation Committee consists of Robert F. Erburu (Chair), Janet Morrison Clarke and Andrew J. Young, all of whom are independent directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies

  The Compensation Committee administers compensation for executive officers. The Committee believes it serves the stockholders well by administering executive pay programs that are competitive with cable industry standards, variable with annual performance, and focused on stockholder value.

  In developing compensation plans and reviewing compensation levels, the Committee reviews competitive compensation data provided in the Towers Perrin Media Industry Survey: Cable Industry Segment. This survey is based upon an examination of total compensation levels at 16 companies with which Cox competes for talent in the cable television industry. Where necessary, survey information is supplemented by proxy statement analysis. All the companies included in the S&P Broadcast Media Index shown in the Performance Graph are used in this competitive review.

Executive Officers' Compensation

  The total compensation of executive officers consists of three components:

  . base salary;

  . annual incentive compensation; and

  . long-term incentive awards.

  The philosophy of the Committee is that a substantial portion of total compensation should be at risk based on Cox's financial and operational performance. The at-risk components of total compensation are progressively greater for higher level positions.

Base Salary

  Base salary is designed to provide meaningful levels of compensation to executives, while helping Cox manage its fixed costs. Salaries for top executives are determined annually, and are based on:

  . job scope and responsibilities;

  . length of service;

  . corporate, unit, and individual performance;

  . competitive rates for similar positions as indicated by the Towers Perrin
    Media Industry Survey; and

  . subjective factors.

  In general, executive base salaries are targeted to the 75th percentile of the competitive data. The 1998 base salaries for the Named Executive Officers were approximately at the targeted 75th percentile of the competitive data.

Annual Incentive Compensation

  Short-term incentives for 1998 were provided for executive officers under the "Annual Incentive Program." Participation in the Annual Incentive Program is limited to a group of senior managers, including the Named Executive Officers other than Mr. Robbins, who have a material impact on Cox's performance. Awards earned under the Program are contingent upon employment with Cox through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. Short-term incentives were provided to Mr. Robbins under the Cox Communications, Inc. Annual Incentive Plan (the "Annual Incentive Plan"). See-Chief Executive Officer Compensation.

  Payouts under the Annual Incentive Program for 1998 were calculated under a formula based on:

  . annual base salary;

  . a specific percentage of base salary, which increases for higher level positions commensurate with the greater percentage of compensation at risk for those with greater responsibilities; and

  . actual performance in the area of operating cash flow and revenues.

  In addition, the Committee's judgment as to the participant's contribution to results during the year is considered, and a discretionary award in the form of restricted stock may be made.

  Awards under the Annual Incentive Program are based on the achievement of goals relating to performance in the fiscal year. Objective performance goals are set to represent a range of performance, with the level of the associated incentive award varying with different levels of performance achievement. The "minimum" goal is set to reflect the minimum acceptable levels of performance which will warrant payment of incentive awards. The "maximum" goal reflects an ambitious level of performance which would only be attainable in an outstanding year.

Long-Term Incentive Compensation

  Long-term incentives generally are provided through the issuance of non-qualified stock options for Class A Common Stock under the LTIP. A stock option permits the holder to buy Company stock at a specific price during a specific period of time. If the price of Class A Common Stock rises, the option increases in value. The intent of such awards is to provide the recipient with an incentive to perform at levels that will result in better company performance and enhanced stock value. In general, stock option awards are issued annually with an exercise price equal to the market price of the Class A Common Stock at the time of award.

  All options issued in 1996, 1997 and 1998 have a ten-year term. To encourage continued employment with Cox, these options were designed to vest over a five-year period, with 60% becoming exercisable three years after the date of grant and an additional 20% becoming exercisable each year thereafter, except that, if the stock price were to achieve, and maintain for a period of ten consecutive trading days, a level equal to or greater than 140% of the price on the grant date, vesting would accelerate and these options would become fully exercisable. Due to the performance of Cox's stock price, all options issued in 1996, 1997 and 1998 have vested.

  To ensure that executive officers and key management employees retain significant holdings in Cox, the Committee encourages them to own Cox stock with a value equal to one to three times their base salary, depending upon their position. For purposes of these guidelines, an employee's holdings include Cox's Class A Common Stock (excluding restricted stock and shares subject to unexercised options) and Cox Enterprises, Inc.'s common stock received as awards under the Cox Enterprises, Inc. Unit Appreciation Plan.

Chief Executive Officer Compensation

  The executive compensation policy previously described is applied in establishing Mr. Robbins' compensation each year, except that Mr. Robbins' annual bonus for 1998 was determined in accordance with the terms of the Annual Incentive Plan. Under the Annual Incentive Plan, the amount of Mr. Robbins' annual bonus for fiscal year 1998 was based on the percentage of the Operating Cash Flow Budget and the percentage of the Revenue Budget (each as defined in the Annual Incentive Plan) achieved by Cox for the fiscal year in accordance with pre-established performance goals determined by the Committee. The Annual Incentive Plan is designed so that awards payable thereunder will be deductible by Cox under Section 162(m) of the Internal Revenue Code as "performance-based compensation." Except for the Annual Incentive Plan, Mr. Robbins participated in the same executive compensation plans available to Cox's other executive officers.

  In 1998, Mr. Robbins had a base salary of $725,000. On the basis of Cox's performance versus established goals, the Committee has determined that Mr. Robbins has earned a bonus under the Annual Incentive Plan for fiscal year 1998 of $500,000. This bonus was paid to Mr. Robbins in the form of an award of restricted stock. Mr. Robbins' interest in this restricted stock award will not vest until January 1, 2004, provided he remains employed by Cox as of such date. Effective January 1, 1998, Mr. Robbins also was granted long-term incentive awards under the LTIP in the form of stock options for 78,753 shares of Class A Common Stock.

 Tax Deductibility Considerations

  Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. It is the present intention of the Compensation Committee of Cox to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that doing so would be consistent with the best interests of stockholders. As such, long-term incentive compensation awards, particularly stock option awards, generally are designed to meet the requirements for deductibility under
Section 162(m) as are bonus payments under the Annual Incentive Plan.

                           Robert F. Erburu (Chair)
                             Janet Morrison Clarke
                                Andrew J. Young

                             CERTAIN TRANSACTIONS

  CEI performs day-to-day cash management services for Cox, with settlements of debit or credit balances between Cox and CEI occurring periodically at market interest rates. The amounts due to CEI are generally due on demand and represent the net of various transactions. Cox's credit balance with CEI as of January 31, 1999 was approximately $17.3 million. CEI provides certain other management services to Cox, including legal, corporate secretarial, tax, cash management, internal audit, risk management, employee benefit (including pension plan) administration and other support services. Cox was allocated expenses for the year ended December 31, 1998 of approximately $3 million related to these services. Cox pays rent and certain other occupancy costs to CEI for its home office facilities. Related rent and occupancy expense for the year ended December 31, 1998 was approximately $5.1 million. Allocated expenses are based on CEI's estimate of expenses relative to the services provided to other subsidiaries of CEI. Rent and occupancy expense is allocated based on occupied space. We believe that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had Cox operated on a stand-alone basis. We have not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses to be paid by Cox to CEI are subject to change.

  Cox pays fees to certain entities in which it has an ownership interest in exchange for cable television programming. Programming fees paid to such affiliates for the year ended December 31, 1998 were approximately $31.1 million.

  Cox's accounts will be included in the consolidated federal income tax return of CEI so long as such consolidation is advantageous to both CEI and Cox, and is permitted under applicable laws and regulations. Cox has entered into a tax sharing agreement with CEI to, among other things, provide that current federal (and, if applicable, state) income tax expenses and benefits are allocated on a separate return basis to Cox based on the current year tax effects of the inclusion of its income, expenses and credits in the consolidated income tax returns of CEI (or, if applicable, based on separate state income tax returns).

  CEI and Cox, through subsidiaries, have formed a partnership, the Cox Pioneer Partnership, to own the two companies' joint interest in a personal communications services system in the Los Angeles-San Diego major trading area. Cox Pioneer Partnership is owned approximately 78% by Cox and approximately 22% by CEI. Cox and CEI made capital contributions to Cox Pioneer Partnership in proportion to their percentage interests. In December 1996, pursuant to agreements previously entered into, Cox Pioneer Partnership and Sprint Spectrum Holding Company L.P. (a partnership of Cox, Tele-Communications, Inc., Comcast Corporation and Sprint Corporation) formed Cox Communications PCS, L.P. to operate the personal computer services system in the Los Angeles-San Diego MTA. In March 1997, upon approval from the FCC, Cox transferred the PCS license for the Los Angeles-San Diego MTA to Cox Communications PCS and Cox Communications PCS assumed the related obligation to the FCC of $251.9 million. The December 1996 formation of Cox Communications PCS and the March 1997 transfer of the license and obligation resulted in Cox recording $36.5 million as a capital contribution from CEI.

  In February 1998, Cox Pioneer Partnership exercised its right under the Cox Communications PCS partnership agreement to require that Sprint Spectrum Holding Company, L.P. purchase a portion of its interest in Cox Communications PCS. The purchase and sale of this portion of Cox Communications PCS's partnership interest occurred in June 1998. As a result of this transaction, Cox Communications PCS is owned 59.2% by Sprint Spectrum Holding Company L.P. as general partner and limited partner and 40.8% by Cox Pioneer Partnership as general partner. The net proceeds of this sale were allocated between Cox and CEI in accordance with the partnership agreement of Cox Pioneer Partnership.

  Cox has agreed to enter into a series of local joint ventures with Cox Interactive Media, Inc., an indirect, wholly-owned subsidiary of CEI, to develop, operate and promote advertising supported local Internet content or "City Sites" in the markets where Cox operates cable television systems featuring high speed Internet access. Cox is a 49% equity holder in the joint ventures, has committed to contribute approximately $5.14 million in the aggregate and has agreed to certain non-compete provisions. Cox Interactive Media is a 51% equity holder in the joint ventures and is responsible for day to day operations of the joint ventures.

             ADOPTION OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                 TO INCREASE AUTHORIZED CLASS A COMMON STOCK,
                   CLASS C COMMON STOCK AND PREFERRED STOCK
                               (Proposal No. 2)

  Currently our authorized capital consists of 316,000,000 shares of Class A Common Stock, 14,000,000 shares of Class C Common Stock and 5,000,000 shares of preferred stock (of which 2,418,186 shares have been designated Series A Convertible Preferred Stock). The Board of Directors recommends that our Certificate of Incorporation be amended to increase the authorized number of Class A Common Stock by 334,000,000 shares, the authorized number of Class C Common Stock by 46,000,000 shares and the preferred stock by 5,000,000 shares. If each class approves the proposed increases, our authorized capital stock will consist of 650,000,000 Class A Common Stock, 60,000,000 Class C Common Stock and 10,000,000 preferred stock.

  The Board of Directors considers it in the best interest of Cox and its stockholders for each class to adopt the proposed increases. The additional authorized capital stock will be available for stock dividends or splits, grants under our employee stock option or other benefit plans, future transactions such as acquisitions of other businesses or properties, selling stock to raise additional capital and for other general corporate purposes. However, we have no specific plan or arrangement for the issuance of stock of any class, other than the stock-split described in Proposal 3 below and the issuance of stock of all classes from time to time under our employee stock option and other benefit plans. Any issuance of stock by us will be made in accordance with applicable law, including the rules of the New York Stock Exchange and the provisions of our Certificate of Incorporation.

  The affirmative vote of a majority of the voting power of the Class A Common Stock, the Class C Common Stock and the Series A Convertible Preferred Stock, voting together as a single class, present at the meeting in person or by proxy and entitled to vote, is required to approve this proposal. Additionally, an affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock, the Class C Common Stock and the Series A Convertible Preferred Stock, each voting separately as a class, is required to increase the authorized shares in such class. If any class does not approve the proposed increase in the authorized number of shares for that class and the stockholders voting as a single class do approve this proposal, then the Certificate of Incorporation will only reflect the increase in authorized capital stock for the approving class or classes.

               THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

             ADOPTION OF AMENDMENT TO CERTIFICATE OF INCORPORATION
     TO EFFECT A TWO-FOR-ONE STOCK SPLIT OF THE CLASS A COMMON STOCK, THE
       CLASS C COMMON STOCK AND THE SERIES A CONVERTIBLE PREFERRED STOCK
                               (Proposal No. 3)

  You are asked to act upon a proposal to approve the Board of Director's action to amend Cox's Certificate of Incorporation to effect a 2-for-1 stock split of the Class A Common Stock, the Class C Common Stock and the Series A Convertible Preferred Stock. The Board of Directors has approved the stock split and directed that this proposal to approve the amendment to our Certificate of Incorporation to effect the stock split be submitted to you for consideration.

  If this proposal is approved by the stockholders at the Annual Meeting, the stock split would be effected promptly after the Annual Meeting, unless the Board of Directors determines that the stock split is no longer in the best interests of Cox and its stockholders. The Board will make such determination based on prevailing market conditions, on the likely effect on the market price of the Class A Common Stock, and other relevant factors. If the amendment is not effected, the Board will take action to abandon the amendment pursuant to Section 242(c) of the Delaware General Corporation Law.

  The Board of Directors has proposed the stock split because it believes that the stock split is in the best long-term and short-term interests of Cox and its stockholders. The increase in the number of outstanding shares of Class A Common Stock and the lower market price per share resulting from the stock split is expected to broaden the market for and improve the marketability of the Class A Common Stock and increase the number of stockholders of Cox. Although the impact on the market price of shares of Class A Common Stock cannot be predicted with certainty, it is likely that the stock split would initially result in the market price of each share of Class A Common Stock being approximately one-half of the price previously prevailing, and that the aggregate market price for all shares of Class A Common Stock held at the effective time of the stock split by a particular stockholder should remain approximately the same. You should be aware, however, that brokerage charges and any applicable transfer taxes on sales and transfers of shares would be higher after the stock split on the same relative interest in Cox because that interest would be represented by a greater number of shares. Since the shares of Class C Common Stock and the shares of the Series A Convertible Preferred Stock are convertible into shares of Class A Common Stock on a one-for-one basis, we consider it appropriate and fair to effect a 2-for-1 split with respect to all classes of our capital stock.

  In order to give effect to the stock split, we will double the number of shares of capital stock reserved for issuance upon the exercise of stock options under our stock option plans and upon the exercise of other options, warrants or rights to acquire shares of our capital stock which are outstanding as of the effective date, including the conversion rights set forth in the certificate of designations for the Series A Convertible Preferred Stock.

  Our Class A Common Stock is listed for trading on the New York Stock Exchange. The new shares of Class A Common Stock to be issued as a result of the stock split will be included in our listing on the New York Stock Exchange. Consummation of the stock split will have no material federal tax consequences to stockholders.

  Proportionate voting rights and other rights of stockholders would not be altered by the stock split.

  The affirmative vote of a majority of the voting power of the Class A Common Stock, the Class C Common Stock and the Series A Convertible Preferred Stock, voting together as a single class, present at the meeting in person or by proxy, and entitled to vote, is required to approve this stock split. Additionally, an affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock, the Class C Common Stock and the Series A Convertible Preferred Stock, each voting separately as a class, is required to effect the stock split in such class. If any class does not approve the proposed stock split for that class and all stockholders voting as a single class do approve the stock split generally, then our Certificate of Incorporation will only reflect the stock split for the approving class or classes.

  If the stock split is approved by any class or all classes and the Board decides to effect the stock split, as soon as practicable following the effective date of the stock split, a book-entry will be made to our stock records representing the number of shares of capital stock that, when aggregated with such stockholder's present number of shares, will equal the proportionate increase in the total number of shares held by the stockholder on the effective date of the stock split. We will notify you of the increase in your share holdings. However, we will not send you a certificate for your shares unless you specifically request a certificate.

                THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL

                       SELECTION OF INDEPENDENT AUDITORS
                               (Proposal No. 4)

  The Board of Directors has selected the firm of Deloitte & Touche LLP, independent certified public accountants, as our independent auditors for the year ending December 31, 1999. Deloitte & Touche LLP has audited the financial statements of Cox since the fiscal year ending December 31, 1995. Deloitte & Touche LLP (or its predecessors) has audited the financial statements of CEI for many years.

  Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock, Class C Common Stock and Series A Convertible Preferred Stock present or represented by proxy and entitled to vote at the Annual Meeting.

  A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions. In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

Other Matters

  Management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the Proxy.

Annual Report on Form 10-K

  Cox's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is being delivered to stockholders with this Proxy Statement.

Submission of Stockholder Proposals

  It is anticipated that the 2000 Annual Meeting of Stockholders of Cox will be held in May 2000. Any stockholders who intend to present proposals at the 2000 Annual Meeting, and who wish to have such proposal included in Cox's Proxy Statement for the 2000 Annual Meeting, must ensure that Cox's Corporate Secretary receives such proposals not later than December 13, 1999. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in Cox's 2000 proxy materials.

                                          By Order of the Board of Directors

                                          /s/ Andrew A. Merdek
                                          Andrew A. Merdek
                                          Corporate Secretary
                                          Atlanta, Georgia
                                          March 29, 1999

                 [LOGO OF COX COMMUNICATIONS APPEARS HERE]

P              Proxy Solicited on Behalf of the Board of Director of
            Cox Communications, Inc. for Annual Meeting on May 13, 1999
R
       The undersigned hereby appoints James O. Robbins, Andrew A. Merdek and
O Jimmy W. Hayes, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders X of Cox Communications, Inc. ("Cox") to be held at 9:00 a.m. local time on
  Thursday, May 13, 1999, at Corporate Headquarters at 1400 Lake Hearn Drive,
Y NE, Atlanta, Georgia, or at any adjournment thereof, and to vote at such meeting the shares of stock of Cox the undersigned held of record on the books of Cox on March 12, 1999, the record date for the meeting. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy.

                                                (change of address/comments)

  Election of Directors, Nominees:               ______________________________
  1. James C. Kennedy, 2. Janet Morrison Clarke,
  3. David E. Easterly, 4. Robert F. Erburu,     ______________________________
  5. Robert C. O'Leary, 6. James O. Robbins,
  7. Andrew J. Young                             ______________________________

                                           ____________________________________
  Independent Auditors:                    (If you have written in the above
  Deloitte & Touche LLP                    space, please mark the corresponding
                                           box on the reverse side of this
                                           card)

   You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet--SEE REVERSE SIDE.
                                                             -------------
                                                             |SEE REVERSE|
                                                             |   SIDE    |
                                                             -------------

--------------------------------------------------------------------------------

[X] Please mark your
    votes as in this
    example.

    This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1, 2, 3 and 4.

--------------------------------------------------------------------------------
     The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4.
--------------------------------------------------------------------------------
                           FOR   WITHHELD
1. Election of Directors.  [ ]      [ ]
   (see reverse)

For, except vote withheld from the following nominee(s):
                                                          FOR   AGAINST  ABSTAIN
2. Increase the number of authorized shares.              [ ]     [ ]      [ ]

3. Effect a 2-for-1 stock split.                          [ ]     [ ]      [ ]

4. Ratification of appointment of independent             [ ]     [ ]      [ ]
   auditors.

5. In the discretion of the proxies named herein, the     Change of Address/ [ ]
   proxies are authorized to vote upon other matters      Comments on
   as are properly brought before the meeting.            Reverse Side

                                                          I plan to attend   [ ]
                                                          the meeting.


                               All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.

                               Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                               ------------------------------------------------

                               ------------------------------------------------
                                 SIGNATURE(S)                    DATE


-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE



                   [LOGO OF COX COMMUNICATIONS APPEARS HERE]

                        VOTE BY TELEPHONE OR INTERNET
                           QUICK . EASY . IMMEDIATE

Cox Communications, Inc. encourages you to take advantage of two new cost-effective and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote must be received by 8:00 a.m. Eastern time on May 13, 1999.

Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:    ON A TOUCH-TONE TELEPHONE DIAL 1-800-OK2-VOTE(1-800-652-8683)
-------------     FROM THE U.S. AND CANADA OR DIAL 1-201-324-0377 FROM OTHER
                  COUNTRIES.

                  You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card. Then follow the instructions.

                                      OR

VOTE BY INTERNET: POINT YOUR BROWSER TO THE WEB ADDRESS:
----------------  http://www.vote-by-net.com

                  Click on the "Vote Your Proxy" icon. You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card. Then follow the instructions.

                                      OR

VOTE BY MAIL:     Mark, sign and date your proxy card and return it in the
------------      postage-paid envelope. If you are voting by telephone or the
                  Internet, please do not mail your proxy card.